 FOR IMMEDIATE RELEASE
July 22, 2003

Tellabs revenues up 5% to $234 million
as company makes progress on path to profitable growth

Naperville, Ill. – Tellabs today reported that second–quarter 2003 revenues rose 5% to $234 million from first-quarter revenues of $223 million.  For the first time since the telecom downturn began in 2001, Tellabs' second-quarter revenues increased over first-quarter revenues.

Under GAAP (generally accepted accounting principles), Tellabs recorded a net loss of $111 million or 27 cents per share for the second quarter of 2003.  During the quarter, Tellabs recorded restructuring and other charges of $80 million including: $15 million for severance costs related to previously announced workforce reductions; $15 million for fixed-asset write-downs related to the workforce reduction and consolidation of operations; $3 million for facilities closure and miscellaneous licenses; $33 million related to excess and obsolete inventory; and $21 million related to inventory purchase commitments deemed to be excess. Included in the net charge is a $6 million reversal of previously recorded restructuring costs related to severance and estimated salvage value on asset disposals.

Non-GAAP quarterly operating expenses, excluding the effect of the charges described above, were $136 million, down 6% from $144 million in the first quarter and better than the company's target of $140 million.  On this basis, Tellabs lost $31 million or 8 cents per share.

"We're making real progress on Tellabs' path to profitable growth," said Michael J. Birck, Tellabs chairman and chief executive officer.  "Revenues are up, expenses are down and we're expanding Tellabs' growth opportunities in new data and IP markets to bolster our competitive advantage."

Tellabs' international revenues grew 14% sequentially, due to strength in the Asia-Pacific market and the successful launch of the Tellabs® 6350 switch node, which has become the fastest-selling new product in the company's history with 100 systems ordered.  International revenues reached a record 40% of overall Tellabs revenues; North American revenues were consistent with the first quarter.  About 9% of Tellabs' overall revenues came from new products.

On June 18 Tellabs closed its acquisition of Vivace Networks, which enables Tellabs to target profitable niches of the $3 billion global service provider edge router and switch market.  That market is projected to grow to $5 billion by 2005, according to industry analyst Infonetics Research.

Optical Networking–Sales of optical networking systems, which include Tellabs' strategic North American products, were $93 million. About 3% of Tellabs' overall revenues came from new North American optical networking products, reflecting the continued slow acceptance of new technology by carriers in the U.S. as a result of the telecom downturn.  During the quarter, the company secured its first order from an incumbent local exchange carrier for the new Tellabs® 5500 NGX transport switch, which more tightly integrates digital cross-connect and transport systems to eliminate redundant network elements, reduce the number of inter-machine tie-trunks and regain valuable floor space for customers. The company also announced enhancements to the Tellabs 7100® optical transport system and interoperability between the Tellabs® 7120 advanced transport node and the Tellabs® 5500 NGX transport switches.  Tellabs maintained its market-leading position in the U.S. bandwidth management market, according to the most recent data from industry analyst RHK.

Next-Gen SDH and Managed Access Services–Sales of next-generation SDH (synchronous digital hierarchy, the international transport format for digital information over fiber optic networks) and managed access services totaled $70 million. The new Tellabs 6350 switch node, the industry's highest-density next-gen SDH system, became Tellabs' fastest-selling new product ever, with 100 systems ordered. The first customers for the new Tellabs 6350 system included Telenor of Norway, Sonofon of Denmark and Tele2 of Sweden.  About 6% of Tellabs' overall revenues came from new international products.

Other Products– Voice-quality enhancement, telephony distribution solutions and other revenues amounted to $33 million.

Services–Services revenues were $39 million in the second quarter of 2003.

Simultaneous Webcast and Teleconference Replay– Tellabs will host an investor teleconference at 7:30 a.m. Central time today to discuss its second-quarter 2003 results.  Internet users can hear a simultaneous webcast of the teleconference at tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 9:30 a.m. Central time today, until 9:30 a.m. Central time on Thursday, July 24 at 800-633-8284. (Outside the United States, call 402-977-9140.) When prompted, enter the Tellabs reservation number: 21154224.

Tellabs provides innovative bandwidth management solutions to help carriers around the world move communications most efficiently and effectively. The world communicates through Tellabs™ — most telephone calls and Internet sessions in several countries, including the United States, flow through the company's equipment.  Tellabs employee-owners develop and deploy solutions that provide aggregation, grooming and business services in metro/regional networks in more than 100 countries (NASDAQ: TLAB; tellabs.com).

Forward-Looking Statements– This news release contains forward-looking statements that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with introducing new products, entering new markets, availability of resources, competitive response, and economic changes impacting the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company's SEC filings.

Tellabs, the Tellabs logo, and The World Communicates Through Tellabs™ are trademarks of Tellabs or one of its affiliates in the United States and/or other countries.

INVESTOR CONTACT:
Tom Scottino
+1.630.798.3602
Tom.Scottino@tellabs.com

MEDIA CONTACT:
George Stenitzer
+1.630.798.3800
George.Stenitzer@tellabs.com

TELLABS, INC.
Results of Operations
(Amounts in millions, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	6/27/2003	6/28/2002	6/27/2003	6/28/2002

Net Sales	$234.1	$344.6	$456.6	$716.1
Cost of Goods Sold	189.6	295.2	318.6	491.7

Gross Profit	44.5	49.4	138.0	224.4

Operating Exp.
Sales, Marketing & G&A	58.7	78.8	123.4	156.0
Research & Development	74.6	86.3	151.5	176.9
Restructuring & Other Charges	26.1	107.9	26.1	107.9
Acquired In-Process R&D	0.0	0.0	0.0	5.4
Intangible Asset Amortization	2.5	2.3	4.9	4.0

Total Operating Expenses	161.9	275.3	305.9	450.2

Operating Profit (Loss)	(117.4)	(225.9)	(167.9)	(225.8)
Interest/Other-Net	7.1	7.8	14.2	16.1

Earnings (Loss)	(110.3)	(218.1)	(153.7)	(209.7)

Income Taxes/(Benefit)	0.4	(75.3)	(0.1)	(72.2)

Net Earnings (Loss)	($110.7)	($142.8)	($153.6)	($137.5)

Earnings (Loss) Per Share
Basic	($0.27)	($0.35)	($0.37)	($0.33)

Diluted	($0.27)	($0.35)	($0.37)	($0.33)

Average Number of Shares of Common Stock Outstanding
Basic	412,548	411,207	412,409	410,876
Diluted	412,548	411,207	412,409	410,876

TELLABS, INC.
Condensed Consolidated Balance Sheets
(Dollars in millions)
	2003	2003	2002
	Second Quarter	First Quarter	Year End
	(Unaudited)	(Unaudited)

Current Assets
Cash and investments	$1,050.7	$1,006.6	$1,019.2
Accounts receivable, less allowance	165.9	154.4	216.8
Inventories	128.8	177.2	174.5
Income taxes	30.6	183.9	174.8
Other current assets	59.3	44.3	31.2
Total Current Assets	1,435.3	1,566.4	1,616.5

Property, Plant and Equipment	746.0	739.4	770.2
Accumulated Depreciation	(353.3)	(332.3)	(349.3)
	392.7	407.1	420.9

Goodwill, net	589.5	456.4	455.7
Intangible Assets, net	72.5	69.8	70.1
Other Assets	134.9	142.9	142.5
Total Assets	$2,624.9	$2,642.6	$2,705.7

Liabilities
Current Liabilities
Accounts payable	$59.3	$60.1	$77.4
Accrued liabilities	83.4	85.8	94.5
Accrued restructuring and other charges	72.3	64.4	85.4
Total Current Liabilities	215.0	210.3	257.3

Accrued long-term restructuring charges	53.7	43.8	45.5
Income Taxes	87.4	85.8	82.9
Other long-term liabilities	31.4	28.6	29.7
Total Liabilities	387.5	368.5	415.4

Stockholders' Equity
Common stock, $0.01 par value	4.2	4.2	4.1
Additional paid-in capital	549.9	543.8	543.6
Deferred compensation expense	(15.3)	(16.6)	(19.3)
Treasury stock	(129.6)	(129.6)	(129.6)
Cumulative translation adjustment	32.9	(32.2)	(57.4)
Unrealized holding gains on securities	5.3	3.9	5.4
Retained earnings	1,790.0	1,900.6	1,943.5
Total Stockholders' Equity	2,237.4	2,274.1	2,290.3
Total Liabilities and Stockholders' Equity	$2,624.9	$2,642.6	$2,705.7
Note: Certain reclassifications have been made in the first quarter and 2002 year end balance sheets to conform to the second quarter 2003 presentation.

TELLABS INC.
CONDENSED CONSOLIDATED COMPARATIVE STATEMENTS OF CASH FLOW
(Unaudited)
	Six Months Ended
(In millions)	06/27/03	06/28/02
Operating Activities
Net Loss	$(153.6)	$(137.5)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Restructuring and other charges	80.4	219.1
Depreciation and amortization	60.6	72.1
Other	3.7	(12.0)
Net change in assets and liabilities, net of effects
from acquisitions:
Accounts receivable	60.7	138.1
Inventories	23.9	78.1
Other current assets	(26.2)	-
Long-term assets	8.1	(23.6)
Accounts payable	(31.0)	(11.1)
Accrued liabilities	(5.9)	(28.7)
Restructuring & Other liabilities	(45.5)	(107.1)
Income taxes	149.1	(19.0)
Other, net	(.1)	(2.8)
Net Cash Provided by Operating Activities	124.2	165.6

Investing Activities
Acquisition of property, plant and equipment, net	(7.5)	(26.0)
Proceeds from sales and maturities of investments	1,003.9	303.2
Payments for purchases of investments	(1,226.8)	(461.7)
Payments for acquisitions, net of cash acquired	(136.6)	(286.1)
Net Cash Used for Investing Activities	(367.0)	(470.6)

Financing Activities
Payments of notes payable and capital leases	-	(8.2)
Proceeds from issuance of common stock	1.2	1.7
Net Cash Provided by (Used for) Financing Activities	1.2	(6.5)
Effect of Exchange Rate Changes on Cash	35.4	45.5
Net Increase (Decrease) in Cash and Cash Equivalents	(206.2)	(266.0)
Cash and Cash Equivalents at Beginning of Year	453.5	701.9
Cash and Cash Equivalents at End of Quarter	$247.3	$435.9

Results of Operations

Quarter Ended June 27, 2003, as Compared with Quarter Ended June 28, 2002

Total revenue for the quarter ended June 27, 2003, was $234.1 million compared with $344.6 million in the second quarter of 2002. Revenue within North America for the second quarter of 2003 amounted to $141.2 million or 60.3% of total revenue, compared with $249.5 million or 72.4% in the second quarter of 2002.  International revenue for the second quarter of 2003 amounted to $92.9 million or 39.7% of total revenue, compared with $95.1 million or 27.6% in the second quarter of 2002.

Optical Networking Products

Revenues from optical networking products were $92.7 million in the second quarter of 2003, compared with $162.0 million in the second quarter of 2002. New product revenues (Tellabs® 6400, Tellabs® 6500, and Tellabs® 7100 systems) fell to $7.6 million from $29.6 million in the second quarter of 2002, reflecting decisions by our customers to defer introduction of new technologies into their networks.

Next-Gen SDH and Managed Access Systems

Next-Gen SDH transport products and managed access systems, the primary products the Company offers to its international customers, accounted for $69.7 million in sales during the second quarter of 2003, compared with $57.1 million in the second quarter of 2002.  The increase was the result of higher revenue from both the Tellabs® 8000 managed access systems and the Tellabs® 6300 transport switch.

New international products (Tellabs® 6340, Tellabs® 6350, and Tellabs® 7200 systems) accounted for $14.8 million of revenue in the second quarter of 2003 compared with $8.0 million in the second quarter of 2002.

Other Products

Revenue from other products was $32.7 million for the second quarter of 2003 compared with $81.4 million for the same period last year. The decline in revenue is primarily the result of lower sales of our Tellabs 2000 cable telephony product.

Professional Services

Professional services revenue for the quarter ended June 27, 2003, was $39.0 million, compared with $44.1 million in the second quarter of 2002. The decline in professional services revenue is directly attributable to the lower level of overall product revenue.

Restructuring & Other Charges

During the quarter the Company recorded restructuring and other charges of approximately $80 million including: $15 million for severance costs related to the previously announced workforce reductions- approximately 665 employees in the U.S. and internationally; $15 million for fixed asset write-downs related to the workforce reductions and consolidation of operations; $3 million for facilities closure and miscellaneous licenses; $33 million related to excess and obsolete inventory and $21 million related to inventory purchase commitments deemed to be excess. Included in the net charges was a $6 million reversal of previously recorded restructuring costs relating to severance and estimated proceeds on asset disposals.

Gross Profit

For the quarter ended June 27, 2003, total gross profit was $44.5 million or 19.0% of sales. This amount includes a $54.3 million charge relating to the write-off of excess inventories and the accrual for excess inventory purchase commitments. Excluding this charge, gross profit would be $98.8 million, or 42.2% of sales, for the second quarter of 2003. Gross profit in the second quarter of 2002 was $49.4 million, or 14.3% of sales. This also includes a $111.3 million charge relating to the write-off of excess inventories and the accrual for excess inventory purchase commitments. Excluding this charge, gross profit would be $160.7 million or 46.6% of sales.  The decline was primarily due to both a lower absorption of fixed manufacturing expenditures due to lower volume and unfavorable product mix shifts.

Operating Expenses

Operating expenses for the quarter ended June 27, 2003 was $161.9 million versus $275.3 million for the second quarter of 2002. Excluding restructuring and other charges, operating expenses have declined from $167.4 million in the second quarter of 2002 to $135.8 million in 2003. This reduction reflects the results of previous and current restructuring actions as well as the Company's continuing commitment to bringing operating expenses in line with lower revenue while continuing to invest for future growth.

Income Taxes

The tax rate for the quarter was 3.1%, reflecting a small tax provision on our international operations and no tax benefit on our domestic operations, given the allowance established against our U.S. deferred tax assets in Q4 of last year.

Earnings/Losses Per-Share

For the second quarter of 2003 the net loss was $110.7 million, or $(0.27) per share. This result compares to a net loss of $142.9 million, or $(0.35) per share, for the second quarter of 2002.  Excluding the restructuring and other charges, the net loss in the second quarter of 2003 would be $31.3 million, or $(.08) for the second quarter of 2003 versus a net gain of $.7 million, or breakeven per share, for the second quarter of 2002.

For the Six Months Ended June 27, 2003, as Compared with the Six Months Ended June 28, 2002

Total revenue for the six months ended June 27, 2003, was $456.6 million compared with $716.1 million in the first six months of 2002. Declines occurred across all product families and in both the international and North American businesses.  Revenue within North America for the first half of 2003 amounted to $282.6 million or 61.9% of total revenue, compared with $508.6 million or 71.0% in the first half of 2002.  International revenue for the first half of 2003 amounted to $174.0 million or 38.1% of total revenue, compared with $207.5 million or 29.0% in the first half of 2002.

Optical Networking Products

Revenues from optical networking products were $197.2 million in the first six months of 2003, compared with $342.5 million in the first six months of 2002.  New product revenues (Tellabs 6400, 6500, and 7100 systems) for the first six months of 2003 were $22.3 million versus $43.5 million for the first half of 2002. New product revenues have been constrained by the slowness of our customers to introduce new technologies into their networks.

Next-Gen SDH and Managed Access Systems

Next-Gen SDH transport products and managed access systems, the primary products the Company offers to its international customers, accounted for $132.1 million in sales during the first half of 2003, compared with $137.6 million in the first half of 2002.  The decrease was the result of lower revenue from the Tellabs 7200 system partially offset by higher revenues from both the Tellabs 8000 managed access systems and the Tellabs 6300 transport switch.

New international products (Tellabs 6340, Tellabs 6350, and Tellabs 7200 systems) accounted for $29.0 million of revenue in the first half of 2003 compared with $29.6 million in the first half of 2002.

Other Products

Revenue from other products was $52.6 million for the first six months of 2003 compared with $140.2 million for the same period last year. The decline in revenue is primarily the result of lower sales of our Tellabs 2000 cable telephony product.

>Professional Services

Professional services revenue for the six months ended June 27, 2003, was $74.7 million, compared with $95.8 million for the same period in 2002.  The decline in services revenue is directly attributable to the lower level of overall product revenue.

Gross Profit

For the six months ended June 27, 2003, total gross profit was $138.0 million or 30.2% of sales. This amount includes a $54.3 million charge relating to the write-off of excess inventories and the accrual for excess inventory purchase commitments, as previously discussed. Excluding this charge, gross profit would be $192.3 million, or 42.1% of sales, for the first half of 2003. Gross profit in the first half of 2002 was $224.4 million, or 31.3% of sales. This amount also includes a $111.3 million charge relating to the write-off of excess inventories and the accrual for excess inventory purchase commitments. Excluding this charge, gross profit would be $335.7 million or 46.9% of sales for the first six months of 2002.  The decrease in gross margin as a percentage of sales from 46.9% in 2002 to 42.1% in 2003 is primarily due to both a lower absorption of fixed manufacturing expenditures due to lower volume and unfavorable product mix shifts.

Operating Expenses

Operating expenses for the six months ended June 27, 2003, were $305.9 million versus $450.2 million for the same period in 2002. Excluding the restructuring and other charges, operating expenses declined from $336.9 million in 2002 to $279.8 million in 2003. This reduction reflects the results of previous and current restructuring actions as well as the Company's commitment to bringing operating expenses in line with lower revenue while continuing to invest for future growth.

Taxes

The tax rate for the first six months of 2003 was nominal, reflecting a small tax provision on our international operations and no tax benefit on our domestic operations, given the allowance established against our U.S. deferred tax assets that began in Q4 of last year.

Earnings/Losses Per-Share

For the first half of 2003 the net loss was $153.6 million, or $(0.37) per share. This result compares to a net loss of $137.5 million, or $(0.33) per share for the first six months of 2002.  Excluding the restructuring and other charges, the net loss in the first half of 2003 would be $74.2 million, or $(0.18) per share versus a net gain of $9.7 million, or $.02 per share, for the first half of 2002.

Cash Position

At the end of the second quarter of 2003, the Company's cash and investments balance was $1,050.7 million. Cash flow from operations for the first six months of the year was a positive $124.2 million. These cash flows were primarily due to the positive impact of a $157.7 million tax refund, partially offset by payments for restructuring and other charges of $45.5 million. Net cash outflows from investing activities were a total of $367.0 million, which was primarily due to the acquisition of Tellabs San Jose (formerly Vivace Networks, Inc.) and a shift in portfolio mix away from highly liquid cash and equivalents in favor of higher yielding short-term investments.

TELLABS, INC.
Non-GAAP Results of Operations
(Amounts in millions, except per-share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	6/27/03	6/28/02	6/27/03	6/28/02

Net Sales	$234.1	$344.6	$456.6	$716.1
Cost of Goods Sold	135.3	183.9	264.3	380.4

Gross Profit	98.8	160.7	192.3	335.7

Operating Exp.
Sales, Marketing & G&A	58.7	78.8	123.4	156.0
Research & Development	74.6	86.3	151.5	176.9
Intangible Asset Amortization	2.5	2.3	4.9	4.0

Total Operating Expenses	135.8	167.4	279.8	336.9

Operating Profit (Loss)	(37.0)	(6.7)	(87.5)	(1.2)
Interest/Other-Net	7.1	7.8	14.2	16.1

Profit (Loss) Before Tax	(29.9)	1.1	(73.3)	14.9

Income Taxes	1.4	.4	.9	5.2

Net Profit (Loss)	($31.3)	$.7	($74.2)	$9.7

Earnings (Loss) Per Share
Basic	($0.08)	$0.00	($0.18)	$0.02

Diluted	($0.08)	$0.00	($0.18)	$0.02

Average Number of Shares
of Common Stock Outstanding
Basic	412.5	411.2	412.4	410.9
Diluted	412.5	414.4	412.4	414.6

		Tellabs, Inc.
	Reconciliation of Non-GAAP Adjustments
	(Amounts in millions, except per-share data)
		(Unaudited)

	Three Months Ended 6/27/03*			Six Months Ended 6/27/03*
			Non-			Non-
	As Reported	Adjustments	GAAP	As Reported	Adjustments	GAAP
Cost of Goods Sold	189.6	(54.3)	135.3	318.6	(54.3)	264.3

Gross Profit	44.5	54.3	98.8	138.0	54.3	192.3

Total Operating Expenses	161.9	(26.1)	135.8	305.9	(26.1)	279.8

Income Taxes/(Benefit)	0.4	1.0	1.4	(0.1)	1.0	0.9

Net Earnings/(Loss)	(110.7)	79.4	(31.3)	(153.6)	79.4	(74.2)

Earnings/(Loss) Per Share	($0.27)	$0.19	($0.08)	($0.37)	$0.19	($0.18)

	Three Months Ended 6/28/02**			Six Months Ended 6/28/02**
			Non-			Non-
	As Reported	Adjustments	GAAP	As Reported	Adjustments	GAAP
Cost of Goods Sold	295.2	(111.3)	183.9	491.7	(111.3)	380.4

Gross Profit	49.4	111.3	160.7	224.4	111.3	335.7

Total Operating Expenses	275.3	(107.9)	167.4	450.2	(113.3)	336.9

Income Taxes/(Benefit)	(75.3)	75.7	0.4	(72.2)	77.4	5.2

Net Earnings/(Loss)	(142.9)	143.6	0.7	(137.5)	147.2	9.7

Earnings/(Loss) Per Share	($0.35)	$0.35	$0.00	($0.33)	$0.35	$0.02

* The $54.3 million charge within Cost of Goods Sold reflects accruals of $33.4 million for excess & obsolete inventories and
$20.9 million for excess purchase commitments. The $26.1 million charge within Operating Expenses represents accruals of
$15.0 million for severance payments; $14.7 million for the write-downs of assets held for sale or to be disposed of; and
$2.8 million for facilities closures and miscellaneous licenses; offset partially by a $6.4 million reversal of previously recorded restructuring costs relating to severance and estimated salvage value on asset disposals.

** The $111.3 million charge within Cost of Goods Sold reflects accruals of $53.3 million for excess & obsolete inventories and $58.0 million for excess purchase commitments. The $107.9 million charge within Operating Expenses represents accruals of $28.7 million for severance payments, charges of $34.2 million to consolidate excess leased facilities, and $41.9 million for the write-off of assets held for sale or to be disposed of; and $3.2 million in other obligations. Additionally, the six months ended June 28, 2002, exclude $5.4 million of acquired in-process research & development from the acquisition of
Ocular Networks Inc...